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                                                                      Exhibit 15











Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

We are aware that our report dated October 15, 1997, on our review of the interim financial information of The Dexter Corporation as of September 30, 1997 and 1996, and for the three and nine month periods then ended, and included in this Form 10-Q is incorporated by reference in the company's registration statements on Form S-8, Registration Nos. 2-63959, 33-27597, 33-53307,
33-53309, 333-02985, and 333-04081. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.


Springfield, Massachusetts
November 7, 1997